WINGSTOP INC.
15505 Wright Brothers Dr.
Addison, TX 75001
WINGSTOP.COM | @WINGSTOP
Main: 972.686.6500
FAX: 972.686.6502

April 25, 2022

Michael J. Skipworth
c/o Wingstop, Inc.
15505 Wright Brothers Drive
Addison, TX 75001

Dear Michael,

On behalf of the Board of Directors and Compensation Committee of Wingstop, Inc., (“Wingstop”) I am pleased to present this offer letter to you.

This offer letter will confirm the terms of our offer of compensation in your roles of Chief Executive Officer and President of Wingstop and, when accepted by you, also confirm your acceptance of our offer.

In addition, you will continue to serve on the Wingstop Board of Directors to fill the vacancy for the unexpired term of Charles R. Morrison, who resigned on March 13 2022.

The terms of our offer, all of which are effective as of March 13, 2022 (unless otherwise expressly noted) are as follows:

1.Compensation: You will be compensated at a biweekly salary of $26,923.08, annualized at $700,000 gross, and subject to applicable withholdings for FICA, federal, state and local taxes.
2.Equity Eligibility:

a.Wingstop will authorize and issue to you, upon the opening of the next window for trading Wingstop common stock, equity awards having a target value of $1,310,000, which represents the difference between $2,000,000 and the target value of the equity awards granted to you on March 2, 2022. The equity awards will be allocated as follows: 75% performance-based stock units and 25% service-based restricted stock units.
b.You will be eligible to participate in Wingstop’s annual equity grant process having a minimum target value of $2,000,000. Annual equity grants will be allocated as follows: 75% performance-based stock units and 25% service-based restricted stock units.
c.All future equity grants are subject to the discretion of the Compensation Committee of the Board of Directors.
d.Nothing in this offer letter will modify any of the terms of any equity award granted to you prior to the date of this letter.

Michael J. Skipworth
April 25, 2022
3.     Annual Bonus Eligibility: You will be eligible to participate in Wingstop’s Annual Bonus Plan for 2022, at 100% target of your annualized salary of $700,000, with 200% maximum upon achievement of stretch goals, subject to applicable bonus tax withholdings. The target, maximum and annual salary will be based on full year service as Chief Executive Officer and President, and will not be pro-rated based on your prior position with the Company.
4.     Merit Eligibility: You will be eligible for a common review and discretionary performance-based merit increase effective 2023 and continuing in future years. Your compensation will not be decreased.
5.     Insurance Benefits: As a full-time team member of Wingstop, you will continue to be eligible for coverage on the same terms and conditions that apply to senior executive officers. Our benefit plans are subject to change from time to time at Wingstop’s discretion.

a.Voluntary Benefits

i.Comprehensive health plan: Medical, Rx, Dental and Vision
ii.Supplemental Dependent Life insurance and Long-Term Disability plan
iii.Health or Flexible Spending accounts
iv.Dependent Flexible Spending account
b.     Company Paid Benefits

i.Life insurance at one time your annual salary
ii.Short-Term Disability insurance
iii.Long-Term Disability insurance
iv.Concierge Medical Program

6.    401(k): You will continue to remain enrolled in Wingstop’s 401(k) Retirement Savings Plan at 2% of eligible compensation. The 401k plan has safe harbor provisions and the current employer match is 100% on the first 3% and then 50% for 4% through 5%. Employer match is immediately vested at 100%. Annual contributions are subject to established IRS limits.

7.    Paid Time Off: You will continue to be eligible for the following paid time off benefits:

a.Unlimited PTO to be used as Sick, Vacation and Personal Time
b.1 Volunteer Day
c.10 Company Holidays

8.    Regular Expense: Wingstop will pay reasonable and ordinary expense associated with the conduct of your employment and will reimburse you for the reasonable, out of pocket costs for your attorney fees incurred in connection with your review of our offer.

9.    Severance: We will recommend to the Board of Directors that the Board amend the Wingstop Inc. Executive Severance Plan (the “Plan”) to:

a.expand the definition of Eligible Employees, as defined in the Plan, to include Chief Executive Officer and President;

Michael J. Skipworth
April 25, 2022
b.set the Change in Control Applicable Severance Multiplier, as defined in the Plan, to be 2.5 for any Participant who is a Chief Executive Officer or President; and
c.set the Applicable Severance Multiplier, as defined in the Plan, to be 2.0 for any Participant who is a Chief Executive Officer or President.

10.    Employment at Will: You understand and agree that any employment relationship you enter with Wingstop is of an “at will” nature, subject to the terms of this offer letter. This means that you and Wingstop are free to end your employment with Wingstop at any time, with or without cause, provided that Wingstop will provide no less than sixty (60) days of written notice before terminating your employment.. Wingstop may modify any aspect, term, or condition of your employment (e.g., job duties, title, compensation, hours, benefits, job location, and policies – except for the “at will” nature of the employment relationship) subject to the terms of this offer letter and any Wingstop plans or policies applicable to your employment, and provided that Wingstop will provide no less than thirty (30) days of written notice before any such change applicable to you takes effect.

Michael, the Board and Compensation Committee look forward to continuing our mutually rewarding relationship as you assume your new responsibilities with Wingstop and continue to be a major contributor towards our company’s success.

This offer letter contains our entire understanding regarding the terms and conditions of your employment, your compensation and benefits, and supersedes any and all prior representations regarding such matters. This offer expires if not agreed to and accepted within three (3) calendar days from the date we deliver this letter to you. If you agree and accept the terms of this employment offer, please sign below and return this letter to our office. The acknowledged document will be placed in your personnel file, and we request you retain a copy for your employment records.

Best Regards,
/s/ Dave Goebel
Dave Goebel
Chairman of the Compensation Committee of the Wingstop Inc. Board of Directors
/s/ Michael J. Skipworth	April 25, 2022
Michael J. Skipworth	Date

Cc:	Michael Hislop
Kay Madati
Wes McDonald